Exhibit 99.2

THOMAS GROUP, INC.

Fourth quarter and year 2004 earnings conference call

WEDNESDAY FEBRUARY 23, 2005 AT 10:30AM, CENTRAL TIME

OPERATOR:  This is Jim Taylor Teleconference for the Thomas Group for Wednesday, February 23rd, 2005 at 10:30 a.m., Central Time.  Excuse me, everyone.  We now have our speakers in conference.  Please be aware that each of your lines is in a listen-only mode.  At the conclusion of the presentation we will open the floor for questions.  At that time, instructions will be given if you would like to ask a question.  I would now like to turn the conference over to Mike Barhydt.

MIKE BARHYDT:  Thank you, Jeff.  Good morning, this is Mike Barhydt with the Thomas Group.  Welcome to the fourth quarter and year 2004 earnings conference call for Thomas Group of Irving, Texas.  Representing the Company today will be Jim Taylor, President and Chief Executive Officer, and David English, Controller.  Following management’s comments, there will be a time for questions.  Yesterday evening, the company announced its fourth quarter in the year 2004 earnings in a press release dated Wednesday, February 23rd.  If you did not receive this release, please call our office at 1-(800) 826-2057, and dial extension 4438 for Lisa Clarke.  Lisa will fax our email to you, a copy of the release, immediately.  That number again is 1-(800) 286-2057, extension 4438.  Before we begin management’s comments, let me remind you that, while Thomas Group does not provide suggestions, management may be discussing forward-looking information.  Such forward-looking information should be considered as subject to the many uncertainties that exist in the company’s operations and business environment.  These uncertainties are set forth in the Thomas Group Form 10-K for 2003, Fiscal Year filed with the Securities and Exchange Commission.  Now, here’s Jim Taylor.

JIM TAYLOR:  Thanks, Mike.  And good morning to all of you.  2004 is now complete, and we end the year healthier and stronger than when we began.  We came in 2004 with less than 700,000 in equity, and we end the year with 2.4 million in equity.  In the last 12 months we have reduced our bank debt by 85 percent, and our total debt by 68 percent.  And we have also cut our interest expense in half.  We came into the year with five foreign entities, three of which had no revenue.  These three energies were closed in 2004 and we focused our energy in more profitable areas.  Although revenue did not increase in2004, as we anticipated, we continued to increase earnings per share, generating 14 cents per diluted share for the year, or twice the amount in 2003 on virtually the same revenue.  The fourth quarter marks our ninth consecutive quarter of operating profitability.  While earning stability is one of the key components that increases shareholder value, stability alone is not enough.  Shareholders want to see revenue growth, in addition to improved earnings per share.  To that end we invested in our sales force in 2004.  We started the year with three salespeople, two of whom had less than nine months experience in selling in Thomas Group.  To more effectively attack our targeted commercial market, we added subject matter experts to our sales group.  Specifically, one in transportation and one in healthcare.  We also added two salespeople who have experience in selling intangibles.  Each salesperson received 30 to 70 hours of training last year, on topics ranging from Thomas Group methodology to impact selling, and how to effectively close and target a prospect.  These steps were taken with one primary goal in mine: to shorten the amount of time it takes to close a deal.  Our subject matter expert shortened the sales time by giving us perceived credibility with the client.  To have a greater impact at the first meeting with a prospective client, these experts more thoroughly researched each prospect, pinpoint a client’s dilemma, and offer more credible solutions to the prospects.  Also shortening the sales time is our improved system of tracking prospects along the sales pipeline.  This allows us to be — to more quickly focus on those qualified prospects that have the higher probability of signing a contract.  We are also utilizing a team selling approach.  Having a salesman together with a subject matter expert on the same sales call reduces the number of meetings needed to convince a prospect that we can solve his dilemma.  And the question is, will this work?  Well, just this last week we got a mid-six figure proposal to a major manufacturer on only our second meeting.  So we believe that this team concept of selling will be effective in 2005.  We end the year with six salespeople, well trained and highly motivated.  In January of 2005 we added a subject matter expert in healthcare, Gary Morrison.  You may have seen our press release earlier this week.  Gary joins us with over 25 years experience in running hospitals, and most recently as a Chief Operating Officer of Parkland Hospital in Dallas, which is a 1,100 bed facility.  In the coming days we also plan to announce the addition to our sales force of a person who will able to — can help us expand in other departments of the U.S. Government.  Bookings for the fourth quarter were $14.9 million.  For the year, books were $33.5 million.  The high ratio of annual revenue to annual bookings continues to remind us that clients tend to be adverse to signing large, long-term commitments.  Our clients are seeking to reduce their fixed costs threshold, just as we are.  This manifests itself in smaller, short-term agreements.  And for the first time in three years we conducted a training course in late 2004 for four new results.  To deliver the increased business expected in the U.S. for Q1 of 2005, we have hired another ten resultant and held a second training class in the month of January of this year.  To enhance our perception in the marketplace as stock leaders, we have embarked on several initiatives.  First, we have joined with several strategic partners we believe the synergy of our operation expertise, combined with the strategic and technical skills of these partners will create a strong and value proposition to clients as we go forward and sell together.  One of our strategic partners is Perot Systems.  In March and April of this year we will be co-hosting a CEO conference together in Dallas and Chicago.  This gives us visibility in front of large companies that could be potential clients.  Our second initiative involves adding technical papers to our website.  I invite you to view these, some of these articles as they will appear in the coming months.  Such papers spread our message of stock leadership.  Third, we will hire a new marketing director in the first quarter of this year.  This person will create a very direct visibility for us through seminars, publications, and other focused activities, as well as I.R. and P.R. events.  This is not a broad sweep aimed at branding, but rather a very direct initiative, pointed directly at our targeted market.  So to summarize, 2004 was a year of earning improvement, debt reduction, and investment in our sales force.  I believe we are doing several things concurrently that will very quickly result in increased activity for our sales pipeline that should make 2005 a year of increased revenue as well.  The combination of earnings and revenue growth is what I believe will increase shareholder value in the coming months.  Now, here is David.

DAVID ENGLISH:  Thank you, Jim.  As Jim stated, the fourth quarter marks the ninth consecutive quarter of operating profit, and the sixth consecutive quarter of net profits for Thomas Group.  Net income for the fourth quarter of 2004 was 0.7 million, or six cents per diluted share on revenues of 7.9 million, making it our most profitable quarter in over three years.  This increased profitability was achieved as we expanded several existing programs, increasing the utilization rate of our resultants, and generating a gross profit for the quarter of 64 percent.  SG&A for the fourth quarter was 3.5 million, or 45 percent of revenue.  For the year 2004, net income was 1.5 million, or 14 cents per diluted share, on revenues of 30 million.  Year to date net income is twice the amount produced in 2003 on approximately the same amount of consulting revenues.  This improvement came in both gross profit and SG&A.  Gross margins increased to 50 percent in 2004, compared to 49 percent in 2003.  This increase is due to a higher concentration of pure process improvement programs.  In 2003 we were involved in some programs requiring software assistance from third parties at a significant cost to our company.  These programs ended in 2003, and we decided not to pursue software-related ventures in 2004, due to their lower margins.  We now have a business model that generates high gross margin and high utilization of our direct labor force, and we believe this model will continue to produce these types of gross margins as revenue increases.  As for SG&A, our success in reducing fixed costs, such as office and equipment leases and other long-term contracts, has allowed us to redirect those dollars in commercial selling.  A total of 1.4 million in overhead costs was saved in 2004, when compared to 2003.  We took 1 million of these savings and invested it in our sales force by adding commercial salespeople, replacing under performing salespeople, and increasing the amount of sales training that our salespeople receive.  We also eliminated excess G&A costs in our Europe and Asia subsidiaries during 2004.  We continue to sell into those regions, and we will support this sales effort from the U.S.  The net year of year savings in SG&A was $400,000.  2004 was also a productive year for our debt.  Bank of America became our new senior lender in August.  Our old line of credit and term debt to Primerica Bank was replaced with a new $5.5 million line of credit with Bank of America.  We quickly used excess cash reserves to eliminate the portion that had previously been term debt, leaving only the revolving portions of the credit line, minimizing our debt at all times.  This cash management capability, along with a 4 point savings in the interest rate, resulted in a 54 percent reduction in interest expense in 2004, compared to 2003.  During 2004, total repayment was 2.4 million.  Backlog at December 31st, 2004, was 22.5 million, of which 18.1 million is contracted for 2005, and the remaining 4.4 million is contracted for 2006.  However, backlog does not include the annual extensions of existing U.S. military projects.  Although backlog does not always represent the full scope of a client’s commitment to Thomas Group, it does accurately represent the portion that has been contracted for in writing.  Now I will turn the call over to Jeff for any questions you might have.

OPERATOR:  Thank you, sir.  Ladies and gentlemen, at this time we will be opening the floor for questions.  If you would like to ask a question, please press the star key, followed by the one key.  Star, 1 on your touch-tone phone.  Questions will be taken in the order in which they are received and if at any time you’d like to remove yourself from the queue, just press star, two.  Again, to pose a question, just dial star, followed by 1.  Our first question comes from Andre

Gardner, from Kelso Management.

ANDRE GARDNER:  Hey guys, congratulations.  Could you talk a little bit about the healthcare practice and what, what kind of opportunities you see here, and what, what the size of the contract will be and it’s kind of just what you anticipate in the next year or two here?

JIM TAYLOR:  Yeah, be happy to, Andre.  We have been making attempts for the last couple of years to penetrate into the healthcare industry, where we feel that there is a vital opportunity for us to improve the processes, and I think we’ve all experienced first-hand some of the   problems in, in getting treated through a hospital, whether it was as an in-patient or through the emergency room for process.  To that end we have focused on hospitals with a size of 400 beds or larger.  We have focused on about six different areas where we have — think that the — are primed to a CEO of a hospital and we have formed associations with people in the industry to better validate our position.  And to that end, we’ve formed an association with Beaumont Hospital, the leading hospital in the Detroit area, who allows us to bring real subject matter expertise like doctors, like chief nursing officers and others where we need those on a profits improvement.  We can now call on those people and bring them on our staff on an as-needed basis.  But to give us increased targetability into these profits either profit or non-profit hospitals, we were able to bring Gary Morrison on with 25 years experience of running very large healthcare practices, including up in the Mayo Foundation, as well as Parkland, that I mentioned.  Gary allows us to walk into the CEO’s office of a hospital and gives us instant credibility, and we feel with his joining our staff, we’ll able to shorten the cycle time to bring more credibility to Thomas Group’s experience, and be able to get on to hospitals.  If you ask me the size of hospitals, I think you will see us doing small practices starting out with in the E.R. room, or maybe back office in processing.  As they get comfortable with our ability to deliver results, I think we will expand not only within a hospital, but within a hospital group that may be as large as, you know, 50 out of 100 different hospital.

ANDRE GARDNER:  Great.  What do you think as a percentage of the overall business, where, where do you see this, this part going?

JIM TAYLOR:  Well, I think it will be a substantial part of our commercial business.  I, I see us picking up hopefully a half a dozen hospital clients of significance this year alone and and, and moving it along.  We are talking to some very large organizations, both in the healthcare provider side of being hospitals, but also in major companies and one in particular who’s one of their major costs is healthcare, and they’re trying to figure out how they can get through their provider and others, are reduce costs.  So it could be a very significant portion of our business.  You know probability not this year, but probably in two to three years.

ANDRE GARDNER:  Great.  Thank you.

OPERATOR:  Our next question comes from Tom Maguire, Independent.

TOM MAGUIRE:   Hey, guys congratulations, good quarter.  I just wanted to get clarification on a couple of points.  First of all, did — do I understand that from what I heard I, I thought it was said that the gross margin could be sustainable at the current level as revenue increases.  Is that, because in prior calls you kind of said when it gets above 50 percent that it’s not sustainable?

DAVID ENGLISH:  Well, and Tom, I’ll answer this one.  Our gross margin in the fourth quarter was 54 percent.  For the year it was 50 percent, and so we believe we can sustain between 48 and 50, but, but you’re right, 54 is, is unusually high.

TOM MAGUIRE:  Okay.  But if you, if you model 50 percent, a good, as good a number as any.

DAVID ENGLISH:  That’s correct.

TOM MAGUIRE:  Okay.  Now, in terms of, of getting quality resultants again you — I, I, I think Jim said that they hired four and then hired another ten, and — how difficult or how easy is it, getting resultants that are qualified in, you know, after training, et cetera, and you, you know, that they can contribute sooner versus later.

JIM TAYLOR:  Well, as you know, Tom people are our product.  That is our most important element in what we do, and we’ve put a lot of emphasis on it.  To attract these total of 14 people in the last 4 or 5 months we’ve gone through a very, very detailed screening process and not to be laborious here, but they go through 6 different, different people in the interviewing process, and then results are taken in and we, we hire them and put them through a training program with no guarantee of assignment until we see how they perform during the training class.  And quite honestly, we feel like we’ve been able to get a very high caliber individual with a variety of background in other process tools that we all use, whether that we a six sigma, or demand flow, or anything like that.  We’re picking up skills sets and, and adding to our strength, so to date, we’ve been very fortunate in attracting high-level people to work here.  Can we keep continuing to do that, forward?  I’m sure that at some point in time, we’re going to have to use some external search firms or something to help us attract those people.  But to date we’ve been able to attract these people, and all of these 14 went immediately, after training class, onto a program, so they all went to revenue producing projects as opposed to the bench.  And the way we do that is we assimilate these people onto larger teams, and we will take a more experienced person off and put a new hire on there to absorb and, and get, you know, six to nine months of experience at Thomas Group, and while we work hand to hand.  And it’s been very effective to date.  We’ve had absolutely very pleasing results both from our point of view, as well as the client’s.

TOM MAGUIRE:  Okay.  And I’ve been on your website recently.  I see that you are — it appears that you’re still looking for resultants.  Is that correct?

JIM TAYLOR:  Yes.  We’re going to be constantly looking for resultants.  One, to we always want to see if we can find the best people in the marketplace, but we’re, you know, we’re anticipating a growth here, and we want to be on the front end of finding people and training them as we start to grow this company.

TOM MAGUIRE:  Okay.  Good.  Now, one last question is, you know, you, you can go weeks without seeing Thomas Group trade and, you know, Friday there was big volume, yesterday there was huge volume, and today there’s good volume.  But what strikes me as being kind of — I’m very curious, how does the stock, like Thomas Group, trade 607,000 shares in a narrow band between, you know, $1.32 and $1.34 like yesterday.  It just, it appears that there’s a, a seller and a buyer, and it just matched but that’s not very common.  Do you have any thoughts or ideas?

JIM TAYLOR:  Tom, I, I can give you some observations.  I can’t substantiate them completely.  But I think that both Friday’s and yesterday’s, or Tuesday’s activity, were probably again contributed to that someone is moving their stock from one account to another, and they’re just paying a transaction fee of a one penny to do that.  I don’t know if it’s from one fund to another, or from an individual account to a foundation account, but if you look at the timing of it, it appears that that might be — explain the large volumes of 150 or 50,000 shares being traded at one time.  Today’s activity I don’t know, since the earnings release, I would assume it’s the reaction to the earnings coming out and, and not a crossing.  But that’s my first reaction, when I see those kinds of volumes.

TOM MAGUIRE:  Okay.  That makes, that makes sense.  One final question.  What are your plans to get the Thomas Group story out to potential investors?

JIM TAYLOR:  Well, we hope to do two things.  As I indicated, we’re going to hire a marketing director here, hopefully this quarter, and our association with companies like Perot, conferences, seminars more earnings now what I’m trying to think of here.  More press releases, thank you.  We’re doing a virtual forum with V-call right now, and we will be doing more of what you saw with Barron’s and that release on March 3rd, and David, you might explain what we’re doing with V-call.

DAVID ENGLISH:  V-call is a firm that distributes our annual reports to potential investors, and they have a vehicle on the web called virtual forum, and on March the 3rd, they have one called Small Cap Growth, Virtual Forum, and it’s a PowerPoint slide presentation, and we record some audio with it, and allows an investor to log on, and hear our story, and actually hear us sell the story at the same time.

TOM MAGUIRE:  Okay.  Good.  You know, I’ll just end after this, saying one thing.  The best thing I think you can do is just, as you said earlier, deliver the revenues, deliver the earnings, stock will take care of itself, and get back, you know, a, a major exchange and you know, I’ll be very happy.

JIM TAYLOR:  Well, we’ll plan to do that, and we’re going to focus on bottom line results and grow this company, so that’s our direction for 2005.

TOM MAGUIRE:  Okay.  Thanks again guys, and good good job.

JIM TAYLOR:  Well, thanks for your support.

OPERATOR:  Thank you, sir.  As a reminder, ladies and gentlemen, if you do have a question, simply dial star one on your touchtone phone now.  Our next question comes from Anthony Marques from Monarch Capital.

ANTHONY MARQUES:  Good morning, guys.

JIM TAYLOR:  Good morning.

ANTHONY MARQUES:  Should we anticipate similar type results as we saw this quarter, going forward?  I think one of the reasons you get put in the penalty box sometimes is that your results have been all over the board, and I realize that, as a small company, that sometimes happens, but for whatever the case, you know, your, your earnings have ranged anywhere from losing money, to two cents, to six cents, back down to two cents.  Can you give us any type of comfort that, you know, what we’re seeing this quarter is more the norm?

DAVID ENGLISH:  Okay.  I’ll answer first, the EPS question.  We have generated positive earnings per share for the last six quarters.  We went through the tough period in ‘01 and ‘02, but since that time, we feel like nine consecutive quarters of operating profits and six quarters of net profits show some stability.

JIM TAYLOR:  What we’re looking at and you’re — and more specifically to the fourth quarter.  I think that you’re going to see revenue growth in the company.  That’s what we’re looking for.  I think the fourth quarter is a good example of how we’re going to start to grow quarter by quarter.  Now, as, as we mentioned with Tom previously, the margins of around 50 percent might be a better barometer as we grow it, rather than the 54, but I think we can start looking to see each quarter hopefully being an increase over the prior quarter.

ANTHONY MARQUES:  All right. Thank you, very much.

OPERATOR:  Thank you.  Gentlemen, there are no more questions in the queue at this time.

MIKE BARHYDT:  Thank you, Jeff.  If there are no additional questions at this time, we want to again thank you for participating in the call today.  If you need additional information, please contact David English at (972) 401-4431.  If you missed any part of this call, or have an associate who was not able to listen to the call, a replay line will be available by 5:00 p.m. today, central standard time, and will run for 30 days.  U.S. callers may call (877) 919-4059, and international callers may call (334) 323-7226.  The conference call replay pass code is 19503750.  You may also find the replay of today’s call on the web at dcall.com.  Thank you again for your interest in Thomas Group, and please have a good day.

OPERATOR:  This does conclude our teleconference for the day.